EXHIBIT 10.2

                SECOND AMENDED AND RESTATED PROCESSING AGREEMENT

         THIS SECOND AMENDED AND RESTATED PROCESSING AGREEMENT (this "Agreement") is entered into effective October 30, 2009 by and between SMOKY MARKET FOODS, INC., a Nevada corporation ("SMF") whose address for notices is 1511 East 2nd St., Webster City, Iowa 50595, and MARY ANN'S SPECIALTY FOODS, INC., an Iowa corporation ("SPI") whose address for notices is also 1511 East 2nd St., Webster City, Iowa 50595, and is made with reference to the following facts and objectives:

         WHEREAS, SPI is a food processing and distribution company which operates a food processing facility located at 1511 East 2nd St., Webster City, Iowa 50595, (the "SPI PROCESSING FACILITY"); and

         WHEREAS, SMF is the owner of certain technology, consisting of all drawings, specifications, engineering, recipes, know-how, patent applications, secret processes, procedures, documents and other information, relating to techniques for the mass production of hickory-smoked meat and other food products, which technology includes a proprietary wood-smoking technology and a specialized wood-burning oven which is used in connection therewith; and

         WHEREAS, SMF wishes to secure a long-term source for the processing and packaging of certain of its products, as set forth on Exhibit A to this Agreement and updated from time to time by mutual agreement (the "PRODUCTS"), to certain quality standards and in certain quantities; and

         WHEREAS, SMF wishes to secure the rights to construct an additional building adjacent to the existing SPI Processing Facility to host additional smoker-oven systems and related equipment to facilitate SMF's future growth; and

         WHEREAS, SPI has represented to SMF that the SPI Processing Facility, when adapted as provided hereinafter, will be capable of producing the Products to such standards and in such quantities, and that SPI is willing to process and package the Products at the SPI Processing Facility for SMF for the consideration and in accordance with the other terms and provisions set forth in this Agreement;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. INSTALLATION AND MAINTENANCE OF SMOKER-OVEN SYSTEM
            --------------------------------------------------

         (a) SMF (or its affiliates) and SPI have cooperated to cause, at SMF's sole cost, (i) the remodeling of a specified portion of the SPI Processing Facility (the "Modified Space") and the installation in the Modified Space of a mid-size smoker-oven system (i.e., possessing the capacity to produce monthly, assuming two 10-hour shifts daily, approximately 100,000 pounds of smoked foods) (the "Smoker-Oven System") and such other furnishings and equipment as in the judgment of SMF are necessary for the proper operation of the Smoker-Oven

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System, including electrical and gas monitoring meters, control devices, stainless steel grates and grate carriers, and (ii) modifications and improvements to those other areas within the SPI Processing Facility which in the judgment of SMF are necessary to enable those areas to function as staging and packaging areas, a grate washing area, and refrigeration and freezing areas (the "Related Areas").

         (b) As been SMF and SPI, the Smoker-Oven System and related equipment referred to in the preceding paragraphs will be and remain the property of SMF and, subject to the provisions of Sections 8(b) and 8(c) hereof, will be removed promptly from the Modified Space by SMF upon termination of this Agreement. At all times during the term of this Agreement, SMF shall bear the risk of loss of or damage to (except to the extent caused by the material negligence or willful misconduct of SPI, its employees or agents), and shall be responsible for the obtaining at SMF's cost of appropriate insurance for, such equipment, and shall be responsible for the payment of all costs related to its ownership, repair and maintenance, including but not limited to grease material, chemical supplies and labor.

         (c) SPI represents and warrants to SMF that the Modified Space and Related Areas, upon completion of the modifications and improvements referred to hereinabove, will be in compliance with, and SPI will have obtained all licenses, permits and other authorizations required by, all applicable federal, state and local laws and governmental regulations pertaining to the production of the Products for SMF pursuant to this Agreement, including but not limited to those regulations promulgated by state and local health authorities and the United States Department of Agriculture ("USDA").

         (d) SPI agrees to provide a reasonable amount of space for a desk, chairs and file cabinet in the SPI Processing Facility for exclusive use by the quality control supervisor to be employed by SMF; SMF will pay any salary, telephone and Internet charges associated with such employee.

         2. EXPANSION OPTION
            ----------------

         (a) At any time during the term of this Agreement, SMF shall have the option (the "Addition Option") to construct, at its own expense, an up to 80,000,000 square foot building (the "Additional Building") adjacent to the Modified Space and Related Areas. The permitted use of the Additional Building shall be the installation of one or more smoker-oven systems (the "Additional Smoker-Oven Systems") and such other furnishings and equipment as in the judgment of SMF are necessary for the proper operation of the Additional Smoker-Oven System(s), including electrical and gas monitoring meters, control devices, stainless steel grates and grate carriers, as well as related staging, packaging, grate washing area, refrigeration, freezing, office and other areas. SMF shall retain all ownership rights to the Additional Building and related equipment, and shall bear all costs related to the construction and furnishing of the Additional Building with the Additional Smoker-Oven Systems and related equipment.

         (b) Upon SMF's exercise of the Addition Option, SMF and SPI shall consult with respect to the exact location of the Additional Building, connections of the Additional Building to the Modified Space, and other matters necessary to enable the construction of the Additional Building and its use in conjunction with the Additional Space. Upon reaching agreement with respect to such matters, SMF and SPI shall enter into a lease agreement pursuant to which SPI shall lease to SMF the land underlying the Additional Building, a 20 foot buffer zone around the Additional Building, as well as standard rights of access and parking necessary to use to Additional Building. The term of the lease shall be 99 years, and the annual rent shall be $1.00 per year, plus a prorated share of property taxes and common area maintenance costs. In addition, SMF and SPI shall consult with respect to fee and compensation rates related to the operation by SPI of any Additional Smoker-Oven Systems and shall enter into such additional agreements, or amendments to this Agreement, as are necessary to reflect such arrangements.

          (c) As a condition to the obligation of SPI to enter into the lease with respect to the Additional Building or permit the commencement of construction, the Company shall provide proof of financing sufficient to pay all construction costs of the Additional Building. Proof of financing may include, without limitation, placing sufficient funds to complete construction in a segregated account or establishing a letter of credit.

         (d) In addition, SPI and SMF shall work together to ensure that the Additional Building is compliance with, and SPI will have obtained all licenses, permits and other authorizations required by, all applicable federal, state and local laws and governmental regulations pertaining to the production of the Products for SMF in the Additional Building, including but not limited to those regulations promulgated by state and local health authorities and the USDA.

         (e) Except as expressly set forth in this Agreement or in a future agreement or amendment agreed to by SMF and SPI in writing, references to the Smoker-Oven System in the remainder of this Agreement shall not including the Additional Smoker-Oven Systems.


         3. EXCLUSIVITY
            -----------

         (a) SMF and SPI agree that, subject to the provisions of Section 3(b), SPI shall be the exclusive Processor of the Products for SMF. SPI's exclusivity rights shall not apply to any side dishes, sauces or other items not identified as "Products" hereunder.

         (b) SMF may terminate the exclusivity provisions of Section 3(a) (without being required to terminate this Agreement) upon the occurrence of any of the following: (i) SPI's failure to satisfy SMF's material requirements for Products; (ii) SPI's in material breach of its obligations under this Agreement if SPI fails to cure such breach within thirty (30) days of its receipt of written notice identifying the same; and (iii) if the SPI Processing Facility is closed down by any governmental agency for safety or sanitary reasons or otherwise determined by an governmental agency with jurisdiction, court or arbitration panel to be unsafe, unsanitary or in violation of material regulations governing its operation, for a period of three weeks or longer, unless processing of the Products is being done by another facility with whom SPI has an agreement for the same.

         4. OPERATION OF SMOKER-OVEN SYSTEM
            -------------------------------

         (a) SMF will provide and pay the cost for a trained quality control supervisor for each shift in which the Smoker-Oven System operates. SMF will notify SPI immediately upon its discovery that Products are not being processed in compliance with applicable specifications, and if in SMF's judgment certain adjustments in production techniques are desirable to achieve such compliance it will promptly advise SPI of such determination; provided, however, that SMF's failure to give any notice pursuant to this paragraph (a) shall not obligate SMF to accept any Products which do not conform to the quality specifications therefor.

         (b) SMF will prepare and provide to SPI, in advance, weekly "Production Plans" which shall designate the quantity of raw meat to be supplied by SPI for processing in the Smoker-Oven System, quantities of the various items of the Products that are to be produced by SPI during the ensuing week, and a daily production schedule. SMF shall have the right to revise the Production Plan from time to time on sufficient advance notice to SPI.

         (c) SPI shall process Products so that they are in compliance with the specifications of SMF, which shall be subject to such reasonable changes therein upon reasonable written notice as SMF may make from time to time. SPI shall, unless SPI determines in good faith that doing so would be contrary to established good practices affecting processing of the Products, comply with all reasonable requests as to production techniques and quality control that are made by SMF's quality control supervisor. Products which are processed by giving effect to such requests of SMF's quality control supervisor shall be deemed to conform to the quality specifications established by SMF. At SMF's option, Products which are processed after refusal to comply with such a request of SMF's quality control supervisor shall be deemed not to conform to such quality specifications.

         (d) SPI agrees to supply (and package) all Product required by SMF up to the maximum amount of Product that can be produced using the Smoker-Oven System for two 10-hour shifts daily. SPI will not, however, operate the Smoker-Oven System if SMF's quality control supervisor is not present or if written consent has not been provided by SMF.

         (e) SMF will supply and pay for freshly cut hickory and seasonings meeting its special requirements for use in the processing of, and all labels to be used in the packaging of, the Products.

         (f) SPI shall maintain an inventory of, for use in fulfilling its obligations hereunder, such quantities and kinds of raw meat and other foods as are necessary to permit it to comply with weekly Production Plans presented by SMF as provided above. Such inventory shall remain the property of SPI until incorporated in processed Products, which are invoiced to SMF.

         (g) SPI will supply all labor for the complete operation of the Smoker-Oven System, including staging of raw food onto the grates, loading grates into the Smoker-Oven System, operation of the firebox, removing grates from the Smoker-Oven System, packaging processed Products, and washing grates. Without limiting the generality of the foregoing, SPI will furnish sufficient labor to meet SMF's production demands, as set forth in paragraph (b) above, and to ensure that all Products processed by the Smoker-Oven System during any work shift is also packaged within that shift, and all grates used during each work shift are washed prior to commencement of the succeeding shift.

         (h) SPI will make any and all records pertaining to its processing of Products, including but not limited to raw food invoices, process yield sheets, labor cards and shipping bills, available for inspection by SMF and its representatives upon reasonable notice.

         (i) SPI will provide facilities for the safe storage (including refrigeration and freezing equipment) of all completed and packaged Products.

         5. COMPENSATION TO SPI
            -------------------

         (a) For completed and packaged Products which are in compliance with SMF's specifications, SMF will pay to SPI a processing fee (the "Processing Fee") equal to the sum of (i) SPI's actual cost of meat and other tangible Product inputs, (ii) SPI's direct labor cost, (iii) SPI's direct packaging materials costs, (iv) Allocated Overhead (as defined below), and (v) $0.45 per pound of completed and packaged Product. Allocated Overhead shall initially be $0.30 per pound of completed and packaged Product but shall be subject to quarterly adjustment upon mutual written agreement of SPI and SMF.

        (b) SPI will generate an invoice for its Processing Fee at the time the completed Products are shipped to SMF distribution centers, and payment shall be due within five business days.

        (c) This Section 5 shall not apply to the operation of the Additional Smoker-Ovens, which operation shall be addressed in a separate agreement or amendment.

         6. WARRANTY
            --------

         SPI represents and warrants to SMF that the Products will be of merchantable quality and conform to the quality specifications established as provided herein, will not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act, and will comply with all applicable labeling and food processing standards of the USDA.

         7. INSURANCE; INDEMNITY
            --------------------

         (a) Each of the parties shall maintain during the term of this Agreement the insurance coverage which is deemed to be mutually acceptable and/or required by SMF in order to fulfill certain requirements of SMF's distributors. At a minimum, at such time as SMF's monthly revenue has been $100,000 or more for three consecutive months, SMF shall purchase and maintain an insurance policy providing for aggregate products liability coverage of at least $2 million and aggregate general liability coverage of at least $5 million.

         (b) Except as provided in paragraph (c), SPI will protect, defend, hold harmless and indemnify SMF from and against any and all claims, actions, liabilities, losses, costs and expenses (including reasonable attorneys' fees) arising out of any death, injury, sickness, disease or loss of property claimed to have resulted from a defect in the Products processed by SPI.

         (c) The indemnity set forth in the preceding paragraph will not apply, and SMF will protect, defend, hold harmless and indemnify SPI from and against any and all claims, actions, liabilities, losses, costs and expenses (including reasonable attorneys' fees) arising out of any death, injury, sickness, disease or loss of property claimed to have resulted from a defect in the Products, to the extent that such defect is a direct consequence of compliance with specifications for such Products provided by SMF or with directions by SMF's quality control supervisor.

         (d) SPI will protect, defend, hold harmless and indemnify SMF from and against any and all claims, actions, liabilities, losses, costs and expenses (including reasonable attorneys' fees) which are related to injuries suffered by SPI's employees and agents in the operation of the Smoker-Oven System.

         (e) SMF agrees to indemnify, defend, and hold harmless SPI from all claims, suits, expenses (including attorneys' fees and expenses), losses, liabilities, damages and settlements arising out of, or in connection with any claim that the recipes, formula, packaging or other aspects of the Products infringe upon the proprietary or other rights of any third party.

         8. TERM OF AGREEMENT
            -----------------

         (a) The term of this Agreement shall begin on the date hereof and extend for a period of (10) years. SMF shall have the option to extend the term of this Agreement for an additional ten (10) year period, provided, however, that SMF shall provide notice no later than ninety (90) days prior to the expiration of the first ten-year term of this Agreement of its decision to exercise its option to extend the terms of this Agreement.

         (b) If for any reason SMF ceases its operations prior to the termination of this Agreement, SMF will allow the Smoker-Oven System to remain in the SPI Processing Facility for a period of time to be negotiated by the parties hereto, and will instruct SPI management as to its operation. Under such circumstances, SMF will license SPI to operate the Smoker-Oven System for its own use and private label distribution, and in consideration of such license SPI will pay to SMF a royalty per pound processed equal to the greater of (i) $0.25 or (ii) 5% of SPI's selling price.

         (c) If for any reason SPI sells its business or substantially all of its assets used in connection with its meat processing business (whether by asset sale, stock sale, merger, share exchange or any other structure), the surviving entity shall be required to assume all obligations of SPI under this Agreement. If for any reason SPI ceases its operations prior to the termination of this Agreement (other than in transaction described in the preceding sentence) SPI will use its best efforts to take such steps as are reasonably necessary to permit SMF to continue the production of Product by SMF using the Smoker-Oven System in the Modified Space and the Related Areas and, if applicable, the Additional Building. This shall include, without limitation, the taking of such steps as are necessary (including possible the transferring related permits, assets or equity interests to SMF) to permit SMF to utilize or operating under SPI's meat production licenses and permits. For the use of the Modified Space, the Related Areas, related equipment and, as applicable, the transfers of permits or other interests, SMF will pay to SPI monthly rent of $25,000.

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         9. CONFIDENTIALITY
            ---------------

         SPI acknowledges that, in the course of processing Products and performing its duties under this Agreement, it will obtain information relating to the Smoker-Oven System and the Products, which is of a confidential and proprietary nature. Such information includes, but is not limited to, trade secrets, know-how, inventions, techniques, processes, recipes, financial information and sales and marketing plans ("Proprietary Information"). SMF owns and intends to maintain its ownership of all such Proprietary Information. SPI shall at all times both during the term of this Agreement and for a period of at least two years after its termination, maintain in the strictest confidence and trust all such Proprietary Information, and shall not use such Proprietary Information other than in the course of its duties under this Agreement, nor shall SPI disclose any of such Proprietary Information to any person or entity without the written consent of SMF. SPI shall appropriately bind each of its employees to whom any disclosure is made to hold the Proprietary Information in strict confidence and not to disclose such information to any person or entity other than as is necessary in the course of such employee's employment by SPI. SMF shall be a third-party beneficiary of such employee agreements with the right to enforce such agreements directly to the extent litigation is necessary in order to protect SMF's rights in its Proprietary Information. Without limiting the generality of the foregoing, SPI agrees that it will never operate, or be a party or affiliate to the operation of, a wood-smoking oven system, which is operated in the same manner as SMF's Smoker-Oven System. SPI may, however, continue to operate any form or style of commercial "smokehouse" equipment, as defined by the USDA, which processes by smoke convected by pipe from a smoke generator.

         10. MISCELLANEOUS PROVISIONS
             ------------------------

         (a) Unless otherwise provided in this Agreement, all notices required under the terms of this Agreement shall be in writing and shall be sent to the other party by facsimile, by express courier such as Federal Express or by registered mail, return receipt requested, addressed to that party at the address set forth at the beginning of this Agreement, or such other address or facsimile number as the party subsequently designates by written notice given in accordance with this section. Any notice given pursuant to this section by registered mail shall be deemed to have been given and received on the tenth day following its dispatch in accordance with the requirements of this section. Notices given by facsimile or express courier shall be effective upon receipt. A notice under Section 10(a) may be given by telephone and shall be deemed immediately effective if immediately confirmed by facsimile.

         (b) This Agreement may be amended only pursuant to a written document signed by both parties and not by oral statements or course of conduct.

         (c) This Agreement shall be governed and interpreted in accordance with the laws of the State of Iowa applicable to contracts to be performed wholly within such state by domiciliaries thereof.

         (d) In the event that any provision hereof is found to be invalid, illegal or unenforceable pursuant to judicial decree, the remainder of this Agreement shall remain valid and enforceable and the excluded provision shall be replaced by a mutually acceptable provision, which most closely represents the original intent of the parties.

         (e) Should any litigation be commenced between the parties concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees and costs in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose.

         (f) This Agreement may be executed in two counterparts, which together shall constitute one and the same instrument, and each of which shall be deemed to be an original.

         (g) Neither party may assign its rights or obligations under this Agreement (including by operation of law, merger or otherwise) without the written consent of the other party, which however shall not be withheld unreasonably. This restriction shall not apply to an assignment of rights in goods or payments to a party's secured lenders and shall not apply to the transfer of SPI or substantially all of its assets to Kelly Korleski provided that the successor entity assumes all rights and obligation of SPI hereunder.

         (h) The obligations of a party, other than the obligation to pay money, shall be suspended during the time and to the extent that the party is prevented or delayed in complying with that obligation by Force Majeure. As used herein, Force Majeure means a circumstance beyond the reasonable control of a party which occurs without default of negligence of the party affected and includes inevitable accident, storm, flood, fire, earthquake, explosion, labor strikes, interruptions in utility service, perils of navigation, hostility, war (declared or undeclared), insurrection, executive or administrative order or act of either general of particular application of any government, whether de jure or de facto, or of any official purporting to act under the authority of that government, prohibition or restriction by domestic or foreign laws, regulations or policies, quarantine or customs restrictions, break down or damage to or confiscation of property.

         (i) This Agreement supersedes and terminates the Amended and Restated Processing Agreement dated July 1, 2006 between the parties hereto.

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         IN WITNESS WHEREOF, the parties have executed this Second Amended and
Restated Processing Agreement on the date first written above.



                                            SMOKY MARKET FOODS, INC.


                                            By /S/ EDWARD FEINTECH
                                              ----------------------------------
                                                  Edward C. Feintech, CEO



                                            MARY ANN'S SPECIALTY FOODS, INC.


                                            By /S/ WILLIAM KORLESKI
                                               ---------------------------------
                                                  William Korleski, President

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                                    EXHIBIT A

                                    PRODUCTS

--------------------------------------------------------------------------------


ENTREE ITEMS
------------

Pork Loin "Baby Back" Ribs
Pork "Country-Style" Ribs
Pork Loin Chop
Carved Boneless Chicken Breast
Jumbo Chicken Thigh
Cornish Game Hen
Turkey Breast, Thigh & Leg
Rack Of Lamb
Lamb Rib & Loin Chops
Duck
Salmon, Trout & Whitefish


SLICED OR CUT SMOKED FOODS
--------------------------

Beef Sirloin "Tri-Tip"
Beef Brisket
Corned Beef Brisket
Pork Loin Roast
Pork Shoulder
Boneless Pork Leg
Carved Chicken Strips
Turkey Breast


SMOKED FINGER FOODS
-------------------

Pork Country Rib Strips
Pork Ribletts
Carved Chicken Strips
Chicken Drummies (Regular & Teriyaki)
Lamb Ribletts Teriyaki


SIDE ORDER FOODS
----------------

Hickory Smoke-Baked(TM) Beans
Sweet Butter-Creamed Corn
Creamy-Garlic Coleslaw Dressing & Veggie Dip
Southern-Style Barbecue Dipping Sauce